Exhibit 99

Scripps reports April revenues

For immediate release	(NYSE: SSP)

May 13, 2005

CINCINNATI – The E. W. Scripps Company’s consolidated revenue for April increased 12 percent year-over-year to $204 million.

Revenue for the company’s fastest growing division, Scripps Networks, was up 23 percent to $78.7 million. April advertising revenue at Scripps Networks was up 25 percent and affiliate fee revenue increased 15 percent.

Scripps Networks includes the company’s portfolio of national cable and satellite television networks, including Home & Garden Television, Food Network, DIY Network, Fine Living and Great American Country (GAC).

HGTV and Food Network can be seen in 88 million and 87 million U.S. television households, respectively. DIY Network reaches about 32 million households and Fine Living can be seen in about 26 million households. GAC reached about 38 million U.S. households in April.

At the company’s newspapers, total revenue was up 4.6 percent to $61.0 million in April compared with the same month a year ago. April advertising revenue at newspapers managed solely by Scripps was up 5.7 percent year-over-year to $48.6 million. Newspaper advertising revenue in April by category was:

•	Local, up 2.8. percent to $14.3 million.

•	Classified, up 9.8 percent to $19.9 million.

•	National, up 1.4 percent to $3.3 million.

•	Preprint and other, up 3.8 percent to $11.1 million.

The company’s share of profits from its four joint newspaper operations, before editorial costs, was $6.7 million compared with $6.3 million in April 2004.

At Shop at Home, the company’s television retailing subsidiary, April revenue was up 42 percent to $30.5 million. Shop at Home could be seen in 53 million full time equivalent television households in April, up 10 percent from the same month in 2004.

At the company’s broadcast television stations April revenue was down 8.4 percent to $26.0 million. The decline reflects the relative absence of political advertising revenue compared with $2.7 million in political advertising revenue during the same month last year.

Broadcast television April advertising revenue, by category, was:

•	Local, up 2.8 percent to $16.7 million.

•	National, down 1.3 percent to $8.2 million.

Guidance

Based on April results, the company is adjusting its second quarter guidance for Scripps Networks affiliate fee revenue. Scripps Networks affiliate fee revenue is expected to be up about 15 percent in the second quarter vs. 20 percent, as previously expected.

About Scripps

Scripps is a diverse media concern with interests in national lifestyle television networks, newspaper publishing, broadcast television, television retailing, interactive media and licensing and syndication. All of the company’s media businesses provide content and advertising services via the Internet.

Scripps is organized into the following operating divisions.

Scripps Networks, including the company’s growing portfolio of popular lifestyle television networks. Scripps Networks brands include Home & Garden Television, Food Network, DIY Network, Fine Living, Great American Country (GAC) and HGTVPro. Scripps Networks Web sites include FoodNetwork.com, HGTV.com, DIYnetwork.com, fineliving.com and gactv.com. Scripps Networks programming can be seen in 86 countries.

Scripps Newspapers, including daily and community newspapers in 19 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service. Scripps newspapers include the Rocky Mountain News in Denver, the Commercial Appeal in Memphis, the Knoxville (Tenn.) News Sentinel and the Ventura County (Calif.) Star.

Scripps Television Station Group, including six ABC-affiliated stations, three NBC affiliates and one independent. Scripps operates broadcast television stations in Detroit, Cleveland, Cincinnati, Phoenix, Tampa, Baltimore, Kansas City, Mo., West Palm Beach, Fla., Tulsa, Okla., and Lawrence, Kan.

Shop at Home, the company’s television retailing subsidiary, markets a growing range of consumer goods directly to television viewers and visitors to the Shop at Home Web site, shopathometv.com. Shop at Home reaches about 53 million full-time equivalent U.S. households, including 5 million households via five Scripps-owned Shop at Home affiliated television stations.

United Media, a leading licensing and syndication company. United Media is the worldwide licensing and syndication home of Peanuts, Dilbert and about 150 other features and characters.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: stautberg@scripps.com

THE E.W. SCRIPPS COMPANY Unaudited Revenue and Statistical Summary Period: April Report date: May 13, 2005	For more information: Tim Stautberg The E.W. Scripps Company 513-977-3826

	April			Year-to-date
( amounts in millions, unless otherwise noted )	2005	2004	%	2005	2004	%
SEGMENT OPERATING REVENUES
Scripps Networks (1)	$78.7	$64.0	22.9%	$281.3	$222.8	26.3%
Newspapers	61.0	58.4	4.6%	243.3	236.9	2.7%
Broadcast Television	26.0	28.4	(8.4)%	98.3	104.1	(5.6)%
Shop At Home	30.5	21.6	41.5%	132.6	95.5	38.8%
Licensing and Other Media	8.1	9.7	(16.8)%	33.9	36.4	(7.0)%

TOTAL	$204.3	$182.1	12.2%	$789.4	$695.7	13.5%

SCRIPPS NETWORKS (1)
Operating Revenues
Advertising	$65.2	$52.3	24.8%	$224.7	$174.7	28.6%
Affiliate fees, net	12.7	11.0	15.1%	54.6	44.9	21.8%
Other	0.8	0.7	9.4%	1.9	3.2	(39.8)%

Scripps Networks	$78.7	$64.0	22.9%	$281.3	$222.8	26.3%

Subscribers (2)
HGTV				88.3	85.4	3.4%
Food Network				87.2	83.9	3.9%
Great American Country				37.7	26.5	42.3%

NEWSPAPERS
Operating Revenues
Local	$14.3	$13.9	2.8%	$56.8	$56.2	1.1%
Classified	19.9	18.1	9.8%	77.4	73.8	4.8%
National	3.3	3.3	1.4%	13.8	13.1	4.8%
Preprints and other	11.1	10.7	3.8%	44.9	41.9	7.1%

Newspaper advertising	48.6	45.9	5.7%	192.9	185.1	4.2%
Circulation	10.8	10.8	0.2%	44.6	46.0	(3.1)%
Other	1.7	1.7	2.5%	5.9	5.8	0.5%

Newspapers	$61.0	$58.4	4.6%	$243.3	$236.9	2.7%

Ad inches (excluding JOAs) (in thousands)
Local	500	480	4.0%	1,979	1,999	(1.0)%
Classified	818	784	4.3%	3,114	3,131	(0.5)%
National	97	92	6.2%	388	376	3.2%

Full run ROP	1,415	1,357	4.3%	5,481	5,506	(0.4)%

Share of JOA operating profits (3)	$6.7	$6.3	5.4%	$24.3	$21.8	11.3%

BROADCAST TELEVISION
Operating Revenues
Local	$16.7	$16.2	2.8%	$61.6	$60.6	1.7%
National	8.2	8.3	(1.3)%	31.7	30.9	2.4%
Political	0.1	2.7		0.1	6.8
Other	1.1	1.2	(12.0)%	4.9	5.8	(15.3)%

Broadcast Television	$26.0	$28.4	(8.4)%	$98.3	$104.1	(5.6)%

SHOP AT HOME
Operating Revenues
Shop At Home	$30.5	$21.6	41.5%	$132.6	$95.5	38.8%

Avg. full-time equivalent homes	53.0	48.2	10.0%	53.3	47.8	11.5%

(1)	Operating results include Great American Country since the November 17, 2004 acquisition date.
(2)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.
(3)	Excludes editorial costs.